Exhibit 23.6





CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement (Form S-4) and related Prospectus of Leucadia National Corporation, for the registration of 333,550 of its common shares, of our reports, dated January 21, 2005, with respect to the financial statements of EagleRock Capital Partners (QP), LP for the years ended December 31, 2004, 2003 and 2002, and EagleRock Master Fund, LP for the years ended December 31, 2004, 2003 and the period ended December 31, 2002, included in the Leucadia National Corporation Form 10-K, as amended, for the year ended December 31, 2004, filed with the Securities and Exchange Commission.





/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York
June 14, 2005